Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Tom Miller	The Blueshirt Group
Chief Financial Officer	Chris Danne, Rakesh Mehta
(818) 444-2325	(415)217-7722
tmiller@ixiacom.com	chris or rakesh@blueshirtgroup.com

Ixia Announces Second Quarter Results

Net Revenues Increase 34% Year-Over-Year and 8% Sequentially

CALABASAS, CA— July 22, 2004—Ixia (Nasdaq: XXIA) today reported financial results for the second quarter ended June 30, 2004.

Net revenues for the second quarter of 2004 increased 34% on a year-over-year basis and 8% sequentially, to $26.8 million. Net income on a GAAP basis for the second quarter of 2004 was $3.5 million, or $0.06 per diluted share, compared to $2.5 million or $0.04 per diluted share, for the second quarter of 2003.

Ixia’s second quarter GAAP results included non-cash charges of $1.1 million related to the amortization of acquired intangible assets and $132,000 for stock-based compensation and associated income tax benefit of $545,000. Excluding the effects of these items, non-GAAP net income was $4.2 million, or $0.07 per diluted share, compared to $2.7 million, or $0.04 per diluted share, for the same period last year after excluding the effects of similar items.

“Our second quarter revenues were driven by continued strength from our 10 Gig and TXS Ethernet product lines,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “Domestically, results were driven by record sales to Cisco Systems as we sell a more diversified range of products into more engineering groups within Cisco. Internationally, we had a strong sequential quarterly increase in sales to Europe, and had a record quarter in Asia outside of Japan. Overall, we sold products to over 210 customers in the second quarter, including 71 new customers.”

“Another factor in our second quarter growth was a result of our entry into the voice over IP (“VoIP”) market with the acquisition of G3 NOVA Technology in the first quarter,” added Mr. Ginsberg. “This acquisition has quickly helped establish VoIP as a strong growth area for the company as we sold to a number of key vendors for this technology in the second quarter. In the third quarter, we expect our growth initiatives such as VoIP, government and Asia to balance our seasonally toughest quarter with many of our core customers.”

Non-GAAP operating expenses for the second quarter decreased as a percentage of revenues to 60.3%, the lowest level in over two years, as non-GAAP net income increased 56% from the second quarter of last year. GAAP operating expenses decreased to 62.2% of revenues in the second quarter and GAAP net income increased 44% from the second quarter of last year.

During the second quarter ended June 30, 2004, Ixia increased cash, cash equivalents and investments by $3.3 million to approximately $125.7 million in cash, cash equivalents and investments with no debt.

Ixia will host a conference call today for analysts and investors to discuss its quarterly results at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. Specifically, we believe that certain non-cash charges, as well as the related tax effects, are not indicative of our core operating results. By excluding these items, our non-GAAP results provide information to both management and investors that is useful in assessing Ixia’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below.

About Ixia

Ixia is a leading, global provider of high performance IP network testing solutions. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s testing solutions are used by network equipment manufacturers, semiconductor manufacturers, service providers, and large enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s IxVoice products address the growing need for IP telephony test solutions for developing VoIP networks. Ixia’s Real World Traffic Suite addresses the growing need to test applications and networks prior to deployment under realistic load conditions. Ixia’s analysis solutions utilize a wide range of industry-standard interfaces, including Ethernet, SONET, and ATM, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.

For more information, contact Ixia at 26601 West Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.

Ixia and the Ixia logo are registered trademarks of Ixia. IxVoice and Real World Traffic are trademarks of Ixia. Other trademarks used in this release are the trademarks or registered trademarks of their respective owners.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect the Company’s current intent, belief and expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things: consistency of orders from significant customers, our ability to effectively integrate G3 NOVA and market, develop and sell its technology, our success in developing and producing new products and market acceptance of our products. These and other risk factors that may affect Ixia’s financial results in the future are discussed in Ixia’s periodic SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IXIA
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,107	$41,708
Short-term investments in marketable securities	18,375	22,143
Accounts receivable, net	20,132	17,121
Inventories	5,135	5,585
Income taxes receivable	1,402	2,011
Prepaid expenses and other current assets	7,286	6,927

Total current assets	112,437	95,495
Investments in marketable securities	47,247	58,072
Property and equipment, net	8,656	6,907
Goodwill	8,821	1,592
Other intangible assets, net	21,636	19,960
Other assets	2,065	2,992

Total assets	$200,862	$185,018

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,741	$806
Accrued expenses	8,097	8,825
Deferred revenues	6,079	5,436
Income taxes payable	3,603	2,897

Total liabilities	19,520	17,964
Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized, 60,652 and 59,642 shares issued and outstanding as of June 30, 2004 and December 31, 2003, respectively	90,444	84,048
Additional paid-in capital	49,676	48,710
Deferred stock-based compensation	(14)	(419)
Accumulated other comprehensive income	12	59
Retained earnings	41,224	34,656

Total shareholders’ equity	181,342	167,054

Total liabilities and shareholders’ equity	$200,862	$185,018

IXIA
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues	$26,811	$20,036	$51,724	$38,849
Cost of revenues(1)	4,851	3,773	9,262	7,082
Amortization of purchased technology	732	—	1,371	—

Gross profit	21,228	16,263	41,091	31,767
Operating expenses:
Research and development	5,519	5,092	11,182	10,122
Sales and marketing	7,695	6,015	15,352	12,054
General and administrative	2,962	2,276	5,325	4,271
Amortization of intangible assets	379	237	788	465
Stock-based compensation(2)	126	175	375	1,056

Total operating expenses	16,681	13,795	33,022	27,968

Income from operations	4,547	2,468	8,069	3,799
Interest and other, net	595	818	1,333	1,613

Income before income taxes	5,142	3,286	9,402	5,412
Income tax expense	1,596	820	2,834	1,434

Net income	$3,546	$2,466	$6,568	$3,978

Earnings per share:
Basic	$0.06	$0.04	$0.11	$0.07
Diluted	$0.06	$0.04	$0.10	$0.07
Weighted average number of common and common equivalent shares outstanding:
Basic	60,447	58,007	60,170	57,820
Diluted	64,308	61,470	64,528	61,148

(1)Stock-based compensation included in:
Cost of revenues	$6	$42	$29	$92

(2)Stock-based compensation included in:
Research and development	$102	$374	$263	$885
Sales and marketing	22	(258)	75	(3)
General and administrative	2	59	37	174

	$126	$175	$375	$1,056

IXIA
Non-GAAP Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues	$26,811	$20,036	$51,724	$38,849
Cost of revenues	4,845	3,731	9,233	6,990

Gross profit	21,966	16,305	42,491	31,859
Operating expenses:
Research and development	5,519	5,092	11,182	10,122
Sales and marketing	7,695	6,015	15,352	12,054
General and administrative	2,962	2,276	5,325	4,271

Total operating expenses	16,176	13,383	31,859	26,447

Income from operations	5,790	2,922	10,632	5,412
Interest and other, net	595	818	1,333	1,613

Income before income taxes	6,385	3,740	11,965	7,025
Income tax expense	2,141	1,015	3,988	1,892

Non-GAAP net income	$4,244	$2,725	$7,977	$5,133

Non-GAAP earnings per share:
Basic	$0.07	$0.05	$0.13	$0.09
Diluted	$0.07	$0.04	$0.12	$0.08
Weighted average number of common and common equivalent shares outstanding:
Basic	60,447	58,007	60,170	57,820
Diluted	64,308	61,470	64,528	61,148

IXIA
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands except per share and percentage data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
GAAP net income as presented above	$3,546	$2,466	$6,568	$3,978
GAAP net income increase over prior year	44%	132%	65%	96%
Stock-based compensation included in:
Cost of revenues	6	42	29	92
Research and development	102	374	263	885
Sales and marketing	22	(258)	75	(3)
General and administrative	2	59	37	174
Amortization of purchased technology, intangible assets and impairment of goodwill and other intangible assets	1,111	237	2,159	465
Income tax benefit	(545)	(195)	(1,154)	(458)

Non-GAAP net income	$4,244	$2,725	$7,977	$5,133

Non GAAP net income increase over prior year	56%	16%	55%	6%
Diluted weighted average number of common shares	64,308	61,470	64,528	61,148
GAAP diluted earnings per share	$0.06	$0.04	$0.10	$0.07
Non-GAAP diluted earnings per share	$0.07	$0.04	$0.12	$0.08
Non-GAAP operating expenses as a percentage of revenues	62.2%	68.9%	63.8%	72.0%
Amortization of intangible assets	(1.4)	(1.2)	(1.5)	(1.2)
Stock-based compensation	(0.5)	(0.9)	(0.7)	(2.7)

GAAP operating expenses as a percentage of revenues	60.3%	66.8%	61.6%	68.1%